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                                                                 EXHIBIT (b)(2)


                              ARTICLES OF AMENDMENT

     FIRST: On April 21, 2005, the Board of Trustees of Van Kampen Pennsylvania Tax Free Income Fund (the "Fund"), pursuant to the provisions of Section 8.1 of the By-Laws of the Fund, authorized an amendment to the Fund's By-Laws to allow for certain telephone and electronic voting of proxies.

     SECOND: Pursuant to the provisions of Section 8.1 of the By-Laws, the following amendments to the By-Laws have been duly adopted and approved by a majority of the Trustees of the Fund:

     Section 1.4 of the Fund's By-Laws is hereby amended to add the following sentence after the end of the second sentence of such Section 1.4:

The placing of a shareholder's name on a proxy pursuant to telephone or electronically transmitted instructions obtained pursuant to procedures reasonably designed to verify that such instructions have been authorized by such shareholder shall constitute execution of such proxy by or on behalf of such shareholder.